PURCHASE AGREEMENT

                  Credit Suisse Capital Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, with respect to the Credit Suisse Long-Short Market Neutral Fund, Credit Suisse U.S. Multi-Cap Research Fund and Credit Suisse Total Return Global Fund (the "Funds"), and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Trust offers CSAM and CSAM hereby purchases three shares of beneficial interest in each of the Funds, which for each Fund shall consist of one Class A Share, one Class C Share and one Common Class Share, having a par value $0.01 per share, at a price of $10.00 per share (the "Initial Shares"), the Funds agreeing to waive the initial sales charge and any contingent deferred sales charge on such purchases. CSAM hereby acknowledges receipt of the certificates representing the Initial Shares, and the Trust hereby acknowledges receipt from CSAM of $90.00 in full payment for the Initial Shares.

                  2. CSAM represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

                  3. The Trust and CSAM agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Funds, will be liable for any claims against any other series.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the ___ day of ________________, 2006.

                                            CREDIT SUISSE CAPITAL FUNDS

                                            By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                  ATTEST:

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                                            CREDIT SUISSE ASSET MANAGEMENT, LLC

                                            By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                  ATTEST:

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